Exhibit 10.1

TAX MATTERS AGREEMENT

DATED AS OF JULY 20, 2015

BY AND AMONG

PINNACLE ENTERTAINMENT, INC.,

AND

GAMING AND LEISURE PROPERTIES, INC.

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT, dated as of July 20, 2015 (this “Agreement”), is by and among Pinnacle Entertainment, Inc., a Delaware corporation (“Pinnacle”) and Gaming and Leisure Properties, Inc., a Pennsylvania corporation (“GLPI”). Each of OpCo (as defined below), Pinnacle, and GLPI is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, the board of directors of Pinnacle has determined, among other things, that it is in the best interests of Pinnacle’s stockholders (i) to create a new publicly traded company (“OpCo”) that shall own the OpCo Assets, and distribute, on a pro rata basis, all of the issued and outstanding shares of the common stock of OpCo (the “OpCo Common Stock”) to Pinnacle’s stockholders and (ii) to merge, pursuant to the terms of the Agreement and Plan of Merger by and among Pinnacle, GLPI and Merger Sub (as defined below), dated as of July 20, 2015 (the “Merger Agreement”), with and into a newly formed Subsidiary of GLPI, which will be a Delaware limited liability company (“Merger Sub”), with Merger Sub surviving such merger (the “Merger”) as a wholly-owned Subsidiary of GLPI;

WHEREAS, Pinnacle, OpCo and GLPI will enter into the Separation Agreement, a form of which is attached to the Merger Agreement (the “Separation Agreement”), pursuant to which, among other things (i) (a) Pinnacle will, and will cause its Subsidiaries to, transfer the OpCo Assets to OpCo and its Subsidiaries, (b) OpCo or certain of its Subsidiaries will assume certain liabilities of Pinnacle; and (c) OpCo will distribute, directly or indirectly, to Pinnacle the proceeds of an OpCo borrowing of $975 million, as such amount may be adjusted pursuant to the Separation Agreement (the transactions described in this clause (i), together with certain related transactions, the “Reorganization”); and (ii) Pinnacle will distribute, on a pro rata basis, all of the issued and outstanding shares of the OpCo Common Stock to the holders of the issued and outstanding shares, par value one-tenth of one dollar ($0.10) per share, of Pinnacle (“Pinnacle Common Stock” and such distribution, the “Distribution”);

WHEREAS, Pinnacle, GLPI and Merger Sub have entered into the Merger Agreement pursuant to which Pinnacle will merge with and into Merger Sub, with Merger Sub surviving the Merger as a wholly owned Subsidiary of GLPI; and

WHEREAS, in connection with the Reorganization and the Merger, the Parties wish to provide for the payment of Tax liabilities and entitlement to Refunds, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenants and agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 3.02(a).

“Adjustment” means an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Assumptions” means, collectively, that (i) Pinnacle had U.S. federal net operating loss carryforwards of $631,643,714 as of the close of the taxable year ended December 31, 2014; (ii) Pinnacle had general business tax credits of $19,766,633 as of the close of the taxable year ended December 31, 2014; (iii) Pinnacle’s net operating loss carryforwards and general business credits described in clauses (i) and (ii) will, to the extent not otherwise utilized during a Pre-Closing Period (but only to the extent contemplated by clause (v)), be available to offset taxable gain recognized in connection with the Transactions for regular U.S. federal income tax purposes (disregarding for these purposes any alternative minimum tax that may apply) and, in connection with such availability to offset such taxable gain, will not be subject to any limitation for regular U.S. federal income tax purposes including, but not limited to, any limitation imposed by Section 382 or Section 383 of the Code (disregarding for these purposes any limitations that may apply for alternative minimum tax purposes); (iv) Pinnacle had an adjusted U.S. federal income tax basis of $1,167,572,672 in the OpCo Assets as of the close of the taxable year ended December 31, 2014; and (v) for U.S. federal income tax purposes, (A) Pinnacle’s taxable income for the taxable year ended December 31, 2015 (excluding any taxable income attributable to the Transactions, any Section 481(a) Adjustment, and any Adjustment otherwise made that results in a change to the applicable recovery period of any of the Specified Assets to 39 years under Section 168(a) of the Code for Pre-Closing Periods or the portion of any Straddle Period ending on the Closing Date, the “Pinnacle 2015 Operating Taxable Income”) will not exceed the Adjusted Operating Taxable Income Cap and (B) Pinnacle’s taxable income for the portion of the taxable year beginning January 1, 2016 and ending on the Closing Date (excluding any taxable income attributable to the Transactions, any Section 481(a) Adjustment, and any Adjustment otherwise made that results in a change to the applicable recovery period of any of the Specified Assets to 39 years under Section 168(a) of the Code for Pre-Closing Periods or the portion of any Straddle Period ending on the Closing Date) will not exceed the excess of (x) the Adjusted Operating Taxable Income Cap over (y) the Pinnacle 2015 Operating Taxable Income, provided, however, that the limitation contained in this clause (v)(B) shall not apply in the event that the Closing has not occurred on or before March 31, 2016. For purposes of this definition, “Adjusted Operating Taxable Income Cap” means the sum of (A) $195 million and (B) the excess of (x) actual 2015 EBITDA (as reported in the Company Financial Statements (as that term is defined in the Merger Agreement)) over (y) $621,672,000.

“Barges” means, collectively, Ameristar Casino Hotel Vicksburg, Ameristar Casino Hotel Kansas City, River City Casino Hotel, Ameristar Casino Resort Spa St. Charles, L’Auberge Casino & Hotel Baton Rouge, and L’Auberge Casino Resort Lake Charles.

“Closing Date” means the date on which the Merger is consummated.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commissioner” shall mean the Commissioner of the IRS.

“Controlling Party” has the meaning set forth in Section 5.03.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Employee Matters Agreement” has the meaning set forth in the Separation Agreement.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (i) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period, (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (iv) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“GLPI” has the meaning set forth in the preamble to this Agreement.

“GLPI Entity” means any Subsidiary of GLPI immediately after the Effective Time, including members of the Pinnacle Group.

“GLPI Group” means, individually or collectively, as applicable, GLPI and any GLPI Entity.

“GLPI Returns” has the meaning set forth in Section 3.01.

“Income Taxes” means any Taxes based upon, measured by, or calculated with respect to: (i) net income, profits, gains or net receipts (including, but not limited to, any capital gains, minimum Tax or any Tax on items of Tax preference, but not including sales, use, real or personal property, or transfer or similar Taxes) or (ii) multiple bases (including corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (i).

“IRS” means the U.S. Internal Revenue Service.

“IRS Ruling” has the meaning set forth in Section 6.03 of this Agreement.

“IRS Submission” has the meaning set forth in Section 6.03.

“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the recitals to this Agreement.

“Non-Controlling Party” has the meaning set forth in Section 5.03.

“OpCo” has the meaning set forth in the preamble to this Agreement.

“OpCo Assets” has the meaning set forth in the Separation Agreement.

“OpCo Common Stock” has the meaning set forth in the recitals to this Agreement.

“OpCo Entity” means any Subsidiary of OpCo immediately after the Effective Time.

“OpCo Group” means, individually or collectively, as the case may be, OpCo and any OpCo Entity.

“Party” and “Parties” have the meaning set forth in the preamble to this Agreement.

“Pinnacle” has the meaning set forth in the preamble to this Agreement.

“Pinnacle Entity” means any Subsidiary of Pinnacle immediately after the Effective Time.

“Pinnacle Group” means, individually or collectively, as the case may be, Pinnacle and any Pinnacle Entity.

“Pinnacle Returns” has the meaning set forth in Section 3.01.

“Person” has the meaning set forth in the Separation Agreement.

“Post-Closing Period” means any taxable period beginning after the Closing Date.

“Pre-Closing Period” means any taxable period ending on or before the Closing Date.

“Prime Rate” means the base rate on corporate loans charged by Citibank, N.A. from time to time, compounded daily on the basis of a year of 365 or 366 (as applicable) days and actual days elapsed.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that for purposes of this Agreement, the amount of any Refund required to be paid to another Party shall be reduced by the net amount of any Income Taxes imposed on, related to, or attributable to, the receipt or accrual of such Refund by the Party otherwise required to pay such amount.

“Riverboats” means Ameristar Casino Hotel East Chicago, Belterra Casino Resort, Ameristar Casino Hotel Council Bluffs, Boomtown Casino & Hotel Bossier City, and Boomtown Casino & Hotel New Orleans.

“Reorganization” has the meaning set forth in the recitals to this Agreement.

“Required Party” has the meaning set forth in Section 2.07.

“Ruling Request” has the meaning set forth in Section 6.03.

“Section 336(e) Election” has the meaning set forth in Section 6.01.

“Section 481(a) Adjustments” has the meaning set forth in Section 6.02.

“Separation Agreement” has the meaning set forth in the recitals.

“Specified Assets” means, collectively, the Riverboats and the Barges.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” has the meaning set forth in the Separation Agreement.

“Tax” means (i) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including, but not limited to, net income, gross income, gross receipts, excise, real property, personal property, sales, use, service, service use, license, lease, capital stock, transfer, recording, franchise, business organization, occupation, premium, gaming, environmental, windfall profits, profits, customs, duties, payroll, wage, withholding, social security, employment, unemployment, insurance, severance, workers compensation, stamp, alternative minimum, estimated, value added, ad valorem, escheat, unclaimed property, and other taxes, charges, fees, duties, levies, imposts, or other similar assessments, (ii) any interest, penalties or additions attributable thereto and (iii) all liabilities in respect of any items described in clauses (i) or (ii) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Tax Attributes” means net operating losses, capital losses, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, previously taxed income, separate limitation losses, any other losses, deductions, credits or other comparable items, and asset basis, that could affect a Tax liability for any taxable period.

“Tax Matter” has the meaning set forth in Section 7.01.

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax return or claim for refund.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Time of Distribution” has the meaning set forth in the Separation Agreement.

“Transaction Documents” has the meaning set forth in the Separation Agreement.

“Transactions” means the Reorganization, the Distribution, the Merger, and the other transactions contemplated by the Transaction Documents and the Merger Agreement.

“Transfer Taxes” has the meaning set forth in Section 2.05.

“Treasury Regulations” means the final and temporary (but not proposed) income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“U.S.” means the United States of America.

Section 1.02 Additional Definitions. Capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Separation Agreement.

ARTICLE II

ALLOCATION OF TAX LIABILITIES

Section 2.01 General Rule. OpCo shall be liable for, and shall indemnify and hold harmless the Pinnacle Group and the GLPI Group from and against any liability for, Taxes that are allocated to OpCo under this Article II. GLPI shall be liable for, and shall indemnify and hold harmless the OpCo Group from and against any liability for, Taxes that are allocated to GLPI under this Article II.

Section 2.02 Liability for Taxes. Except as otherwise provided in this Article II, (i) OpCo shall be liable for any Taxes (a) of the Pinnacle Group for Pre-Closing Periods or the portion of any Straddle Period ending on the Closing Date and (b) of the OpCo Group, and (ii) GLPI shall be liable for any Taxes of the Pinnacle Group for any Post-Closing Period or the portion of any Straddle Period beginning the day after the Closing Date.

Section 2.03 Distribution Taxes. GLPI shall be liable for the excess of (a) the amount of any Income Taxes imposed on any member of the OpCo Group or the Pinnacle Group with respect to Pre-Closing Periods beginning on or after January 1, 2015, or the portion of any Straddle Period ending on or before the Closing Date, over (b) the amount of such Income Taxes that would have been imposed with respect to such Pre-Closing Periods (or the portion of any Straddle Period ending on or before the Closing Date), determined as if the Transactions had not occurred (but such Pre-Closing Periods otherwise ended on the date such Pre-Closing Periods actually ended); provided, however, that notwithstanding anything to the contrary contained herein, the aggregate amount of Taxes for which GLPI is liable pursuant to this Section 2.03 shall not exceed the aggregate amount of Income Taxes for which GLPI would have been liable pursuant to this Section 2.03 (without regard to this proviso) had the Assumptions been accurate in all respects. For purposes of this Section 2.03, in determining the limitation on GLPI’s liabilities hereunder, clause (iii) of the Assumptions shall be modified to factor in 50% of any utilization of or reduction in U.S. federal net operating loss carryforwards or general business tax credits of Pinnacle resulting from or attributable to either (i) the Section 481(a) Adjustments, or (ii) any Adjustment otherwise made that results in a change to the applicable recovery period of any of the Specified Assets to 39 years under Section 168(a) of the Code for Pre-Closing Periods or the portion of any Straddle Period ending on the Closing Date.

Section 2.04 Section 481(a) Adjustments and Associated Taxes.

(a) Without duplication of any amount for which OpCo is liable under Section 2.02, OpCo shall be liable for 50% of any Income Taxes resulting from (i) the Section 481(a) Adjustments, or (ii) any Adjustment otherwise made that results in a change to the applicable recovery period of any of the Specified Assets to 39 years under Section 168(a) of the Code for Pre-Closing Periods or the portion of any Straddle Period ending on the Closing Date.

(b) Without duplication of any amount for which GLPI is liable under Section 2.03, GLPI shall be liable for 50% of any Income Taxes resulting from (i) the Section 481(a) Adjustments, or (ii) any Adjustment otherwise made that results in a change to the applicable recovery period of any of the Specified Assets to 39 years under Section 168(a) of the Code for Pre-Closing Periods or the portion of any Straddle Period ending on the Closing Date.

Section 2.05 Transfer Taxes. GLPI shall be liable for any excise, sales, use, transfer (including real property transfer), stamp, documentary, filing, recordation and other similar Taxes (collectively, “Transfer Taxes”) imposed with respect to the Transactions.

Section 2.06 Indemnity Payments.

(a) If a Party (or one or more of its Subsidiaries) is required under applicable Tax Law to pay to a Taxing Authority a Tax that the other Party (the “Required Party”) is liable for under this Agreement, the Required Party shall reimburse the other Party within twenty (20) days of delivery by the other Party to the Required Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the payment to the Taxing Authority to the date of reimbursement under this Section 2.06.

(b) For all Tax purposes, the Parties agree to treat (a) any payment required by this Agreement (other than payments with respect to interest accruing after the Time of Distribution) as either a contribution by Pinnacle to OpCo or a distribution by OpCo to Pinnacle, as the case may be, occurring immediately prior to the Time of Distribution or as a payment of an assumed or retained liability, and (b) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

Section 2.07 Allocations for Straddle Periods. For purposes of this Article II, the portion of Taxes of a Straddle Period allocable to the portion of such Straddle Period ending on the Closing Date shall be determined (i) in the case of Income Taxes, via a “closing of the books” as of the Closing Date (with deductions determined on a time basis, such as depreciation, allocated to the period prior to and after the “closing of the books” on a daily basis consistent with the principles set forth in clause (ii)), and (ii) in the case of other Taxes, by comparing the number of days in such Straddle Period up to and including the Closing Date to the total number of days in such Straddle Period and allocating on a pro-rata basis.

Section 2.08 Post-Closing Actions. Notwithstanding anything to the contrary contained herein, OpCo shall not be liable for any Taxes attributable to any actions undertaken by the Pinnacle Group on the Closing Date but after the Effective Time.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

Section 3.01 Pre-Closing Period and Straddle Period Tax Returns. OpCo shall prepare and file when due (including extensions) any Tax Returns of the Pinnacle Group or the OpCo Group for Pre-Closing Periods and any Tax Returns of the OpCo Group for Straddle Periods (“Pinnacle Returns”). OpCo shall prepare any such Pinnacle Returns that are Tax Returns of the Pinnacle Group for Pre-Closing Periods in a manner that is consistent with past practice and in accordance with Schedule A. GLPI shall prepare and file when due (including extensions) any Tax Returns of the Pinnacle Group for Straddle Periods (“GLPI Returns”). The Parties shall provide, and shall cause their Subsidiaries to provide, reasonable assistance and cooperation to one another with respect to the preparation and filing of Tax Returns.

Section 3.02 Review of Tax Returns.

(a) At least sixty (60) days prior to the due date for filing any Pinnacle Return, OpCo shall provide a draft of such Pinnacle Return to GLPI for its review and comment, to the extent (i) such Pinnacle Return relates to Taxes for which GLPI would reasonably be expected to be liable under this Agreement, or (ii) GLPI reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. OpCo shall consider in good faith any comments made by GLPI with respect to such Tax Return. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by a nationally recognized independent public accounting firm (the “Accounting Firm”). The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than the due date for filing the applicable Pinnacle Return and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. OpCo and GLPI shall equally share all fees and any other charges of the Accounting Firm.

(b) At least sixty (60) days prior to the due date for filing any GLPI Return, GLPI shall provide a draft of such GLPI Return to OpCo for its review and comment, to the extent

(i) such GLPI Return relates to Taxes for which OpCo would reasonably be expected to be liable under this Agreement, or (ii) OpCo reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. GLPI shall consider in good faith any comments made by OpCo with respect to such Tax Return. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than the due date for filing the applicable GLPI Return and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. OpCo and GLPI shall equally share all fees and any other charges of the Accounting Firm.

Section 3.03 Transfer Tax Returns. Notwithstanding anything to the contrary herein, Tax Returns relating to Transfer Taxes shall be prepared and filed when due (including extensions) by the Person obligated to file such Tax Returns under applicable Law. The Parties shall provide, and shall cause their Subsidiaries to provide, assistance and cooperation to one another with respect to the preparation and filing of such Tax Returns.

Section 3.04 Distribution Tax Reporting. The Parties shall cause the Distribution to be reported to holders of Pinnacle Common Stock on IRS Form 1099-DIV. The Parties shall not take any position on any U.S. federal or state income tax return or take any other U.S. tax reporting position that is inconsistent with the treatment of the Distribution as a distribution to which Section 301 of the Code applies, except as otherwise required by applicable Law.

ARTICLE IV

REFUNDS, CARRYBACKS, AND AMENDMENTS

Section 4.01 Refunds.

(a) GLPI shall be entitled to all Refunds of Taxes for which GLPI is responsible pursuant to Article II, and OpCo shall be entitled to all Refunds of Taxes for which OpCo is responsible pursuant to Article II. A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled within ten (10) days after the receipt of the Refund by the Party otherwise required to pay such amount.

(b) To the extent that the amount of any Refund under this Section 4.01 is later reduced by a Taxing Authority or in a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 4.01, and an appropriate adjusting payment shall be made.

Section 4.02 Carrybacks. Unless OpCo consents in writing, no carryback of any loss, credit or other Tax Attribute from any Post-Closing Period shall be made to a Pre-Closing Period of any member of the Pinnacle Group.

Section 4.03 Amended Tax Returns. Unless required by a Final Determination, or unless OpCo consents in writing, such consent not to be unreasonably withheld, conditioned, or delayed, GLPI shall not be permitted to amend any Pinnacle Returns.

ARTICLE V

TAX PROCEEDINGS

Section 5.01 Notice. OpCo, on the one hand, and GLPI, on the other hand, shall provide prompt notice to the other of any written communication from a Taxing Authority regarding any pending Tax audit, assessment or proceeding or other Tax Proceeding of which it becomes aware related to Taxes for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Taxing Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted Tax liability, such failure shall not relieve the indemnifying party of any liability and/or obligation which it may have to the indemnified party under this Agreement except to the extent that the indemnifying party was actually harmed by such failure.

Section 5.02 Control. OpCo shall have exclusive control over any Tax Proceeding relating to a Pre-Closing Period and any Tax Proceeding of the OpCo Group relating to a Straddle Period, in each case subject to Section 5.03. GLPI shall have exclusive control over any Tax Proceeding relating to any Tax Proceeding of the Pinnacle Group relating to a Straddle Period, subject to Section 5.03.

Section 5.03 Settlement and Participation Rights. The Party in control of a Tax Proceeding, as determined under Section 5.02 (the “Controlling Party”), shall have the sole right to contest, litigate, compromise and settle such Tax Proceeding, without obtaining the prior consent of whichever of OpCo or GLPI is not the Controlling Party (the “Non-Controlling Party”). Notwithstanding the foregoing, with respect to any Tax Proceeding relating to Taxes for which the Non-Controlling Party may be liable hereunder or which would reasonably be expected to have an adverse effect on the Non-Controlling Party:

(a) (i) The Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all substantive actions taken or proposed to be taken by the Controlling Party in such Tax Proceeding with respect to such Taxes; (ii) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such Tax Proceeding received from any Taxing Authority with respect to such Taxes; (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Taxing Authority or judicial authority in connection with such Taxes in such Tax Proceeding; (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential Taxes in such Tax Proceeding; (v) the Controlling Party shall defend such Tax Proceeding diligently and in good faith; and (vi) the Controlling Party shall not settle any such Tax Proceeding without the prior written consent of the Non-Controlling Party, which shall not be unreasonably withheld, conditioned or delayed. The failure of the Controlling Party to take any action specified in the preceding sentence shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure.

(b) The Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any formally scheduled meetings with Taxing Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in any such Tax Proceeding. The failure of the Controlling Party to provide any notice specified in this Section 5.03(b) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure.

ARTICLE VI

CERTAIN TAX MATTERS

Section 6.01 Section 336(e) Election. The Parties agree that Pinnacle shall timely make an election under Section 336(e) of the Code (and any similar provision of any U.S. state or local jurisdiction) and Treasury Regulation Section 1.336-2(j) (a “Section 336(e) Election”) with respect to the Distribution in accordance with Treasury Regulation Section 1.336-2(h). OpCo shall prepare and timely file such forms as may be contemplated by applicable Tax Law or administrative practice to effect such Section 336(e) Election. OpCo shall determine the allocation of amounts to be reflected on such forms in its reasonable discretion; provided, however that Pinnacle (and, after the Effective Time, GLPI) shall have the opportunity to review such allocation, and the Parties shall negotiate in good faith to resolve any disputed issues. The Parties shall not and shall not permit any of their respective Subsidiaries to, take any position for Tax purposes inconsistent with the relevant Section 336(e) Election or the allocations described in the preceding sentence, except as may be required pursuant to a Final Determination.

Section 6.02 Section 481(a) Adjustments. The Parties agree that, prior to the Closing Date, Pinnacle shall file an application under Revenue Procedure 2015-13 (as modified by Revenue Procedure 2015-33) for consent of the Commissioner to change Pinnacle’s method of accounting for depreciation of the Barges under section 168(a) of the Code to a method of depreciating the Barges over a period of 39 years. Further, in the event that Pinnacle obtains the IRS Ruling with respect to the Riverboats, the Parties agree that Pinnacle shall promptly file an application for consent of the Commissioner to change Pinnacle’s method of accounting for depreciation of the Riverboats under section 168(a) of the Code to a method of depreciating the Riverboats over a period of 39 years. Any adjustments required under Section 481(a) of the Code (and any similar provision of any U.S. state or local jurisdiction) with respect to the changes in method of accounting referred to in this Section 6.02 are collectively referred to as the “Section 481(a) Adjustments”. The Parties agree that OpCo shall cause Pinnacle to make an “eligible acquisition transaction election” on the tax return filed with respect to the final Pre-Closing Period pursuant to Section 7.03(3)(d) of Revenue Procedure 2015-13 with respect to each of the Section 481(a) Adjustments.

Section 6.03 IRS Ruling. Pinnacle has submitted to the IRS a request (the “Ruling Request”) for a private letter ruling from the IRS (the “IRS Ruling”) to the effect that the Barges and the Riverboats will qualify as real property for purposes of Section 856(c) of the Code. Until the Closing Date (and, after the Closing Date, in the sole discretion of GLPI), Pinnacle shall use its commercially reasonable efforts to obtain the IRS Ruling and, in consultation with GLPI, shall prepare and submit to the IRS supplemental materials relating thereto that Pinnacle determines are necessary or appropriate to obtain the IRS Ruling (each, an “IRS Submission”). Pinnacle shall provide GLPI with a reasonable opportunity to review and comment on each material IRS Submission and shall consider any such comments in good faith. Pinnacle shall provide GLPI with copies of each IRS Submission as filed with the IRS promptly following the filing thereof. Pinnacle shall use its commercially reasonable efforts to notify GLPI and GLPI’s representatives of any substantive communications with the IRS regarding any material issue arising with respect to the Ruling Request. The Parties acknowledge that the obtaining of the IRS Ruling is not a condition to the consummation of any of the Transactions. The Parties further acknowledge that Pinnacle shall not revoke the Ruling Request or otherwise cease attempting to obtain the IRS Ruling (including, for clarification, the portion of the IRS Ruling relating to the Riverboats) without the consent of GLPI, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE VII

COOPERATION

Section 7.01 General Cooperation. The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for Refunds, Tax Proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties (including matters related to a Party’s qualification as a “real estate investment trust” under the Code) or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, without limitation, at each Party’s own cost:

(a) the provision of any Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(b) the execution of any document (including any power of attorney) in connection with any Tax Proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Refund claim of the Parties or any of their respective Subsidiaries;

(c) the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter; and

(d) the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of the Parties or their Subsidiaries.

Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters.

Section 7.02 Retention of Records. OpCo and GLPI shall retain or cause to be retained all Tax Returns, schedules and work papers, and all material records or other documents relating thereto in their possession, until sixty (60) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records and documents. A Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents. The Parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Dispute Resolution. Except as otherwise specified herein, any dispute between the Parties as to any matter covered by this Agreement shall be resolved pursuant to Article VII of the Separation Agreement.

Section 8.02 Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between OpCo or an OpCo Entity, on the one hand, and GLPI or a GLPI Entity, on the other (other than this Agreement or any other Transaction Document), shall be or shall have been terminated no later than the Effective Time and, after the Effective Time, none of OpCo or an OpCo Entity, or GLPI or a GLPI Entity shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement.

Section 8.03 Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the earlier of the ninetieth (90th) day or the payment date and thereafter will accrue interest at a rate per annum equal to 9%.

Section 8.04 Survival of Covenants. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 8.05 Termination. This Agreement may not be terminated except by an agreement in writing signed by each of the Parties to this Agreement; provided, that if the Merger Agreement has been terminated in accordance with its terms, this Agreement may be terminated in the sole discretion of Pinnacle without the prior approval of any Person, including GLPI.

Section 8.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

Section 8.07 Joinder of OpCo. Promptly following the formation of Opco, Pinnacle shall cause OpCo to execute a joinder to this Agreement in a form reasonably agreed to by Pinnacle and GLPI.

Section 8.08 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.

Section 8.09 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of the other Party hereto. This Agreement is for the sole benefit of the Parties to this Agreement and their respective Subsidiaries and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10 Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by the Parties to this Agreement. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 8.11 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, exhibits and schedules of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) Pinnacle and GLPI have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (k) a reference to any Person includes such Person’s successors and permitted assigns.

Section 8.12 Counterparts. This Agreement may be executed in counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 8.13 Coordination with the Employee Matters Agreement. To the extent any covenants or agreements between the Parties with respect to employee withholding Taxes are set forth in the Employee Matters Agreement, such Taxes shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.

Section 8.14 Effective Date. This Agreement shall, apart from Section 6.02 and Section 6.03, become effective only upon the occurrence of the Merger. Sections 6.02 and 6.03 shall become effective as of the date of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

PINNACLE ENTERTAINMENT, INC.

By	/s/ John A. Godfrey
Name:	John A. Godfrey
Title:	Executive Vice President, Secretary and General Counsel

[Signature Page to Tax Matters Agreement]

GAMING AND LEISURE PROPERTIES, INC.

By	/s/ Brandon J. Moore
Name:	Brandon J. Moore
Title:	Senior Vice President and General Counsel

[Signature Page to Tax Matters Agreement]